FORM 3

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   ELLIS DAVID C.
   6628 East 88th Street
   Tulsa, OK 74133

2. Date of Event
Requiring Statement
 (Month/Day/Year)

  Feb. 18, 2000

3. IRS Identification
Number of Reporting
Person, if an entity
(Voluntary)


4. Issuer Name and Ticker or Trading Symbol

VISIONQUEST WORLDWIDE HOLDINGS CORPORATION F/K/A
CONTINENTAL HERITAGE CORPORATION
 No Ticker or Trading Symbol


5. Relationship of Reporting Person(s) to Issuer
(Check all applicable)

[ ]  Director                  [X] 10% Owner
[ ]  Officer (give title below)[ ] Other (specify below)

6. If Amendment, Date of Original
   (Month/Day/Year)

7. Individual or Joint/ Group Filing
   (Check Applicable Line)

   [X]  Form filed by One Reporting Person
   [ ]  Form filed by more than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security                              common
   (Instr. 4)

2. Amount of Securities                           1,260,537
Beneficially Owned
(Instr. 4)

3. Ownership Form:                                (1)
Direct (D) or
Indirect (I)
(Instr. 5)

4. Nature of Indirect Beneficial Ownership         (1)
 (Instr. 4)




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).


Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
                        -------------------------------

1. Title of Derivative
   Security (Instr. 4)

2. Date Exercisable and          Date Exercisable:            Expiration Date:
   Experiation Date
   (Month/Day/Year)

3. Title and Amount of           Title                        Amount of Shares
   Securities Underlying
   Derivative Security
   (Instr. 4)

4. Conversion or Exwecise
   Price  of Derivative
   Security

5. Ownership Form of
   Derivative
   Security: Direct (D) or
   Indirect (D) (Instr. 5)

6. Nature of Indirect
   Beneficial Ownership
   (Instr. 5)


                          ----------------------------



Explanation of Responses:

(1) Reporting Person owns 24,000 shares of Common Stock directly and 1,236,537 shares of Common Stock indirectly through the David C. Ellis Profit Sharing Trust, of which Reporting Person is the sole beneficiary and trustee.

                                            /s/ David C. Ellis
                                           **Signature of Reporting Person
                                             DAVID C. ELLIS
      DATE
      May  22, 2000

 (Print or Type Responses)